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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549

                                    FORM 8-K

               Current Report Pursuant to Section 13 or 15(d) of
                     the Securities Exchange Act of 1934

Date of Report (date of earliest event reported)              February 20, 1996

Commission File Number Number 0-16839

                           PEOPLES FIRST CORPORATION
            (Exact name of registrant as specified in its charter)

          Kentucky                                               61-1023747
(State or other jurisdiction of                               (I R S Employer
 incorporation or organization)                             Identification No.)

100 South Fourth Street
Paducah, Kentucky                                                    42002-2200
(Address of principal exective offices)                              (Zip Code)

Registrant's telephone number, including area code:              (502) 441-1200

























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Item 5.  Other Event - Information of importance to security holders:

Press Release                                               February 20, 1996
For Further Information Contact:

Aubrey W. Lippert                  R. Keith Bennett
Peoples First Corporation          Guaranty Federal Savings Bank
502/441-1200                       615/648-2202


Aubrey W. Lippert, Chairman of the Board and President of Peoples First Corporation (Nasdaq: PFKY), Paducah, Kentucky, and John C. Sites, Chairman of the Board of Guaranty Federal Saving Bank, Clarksville, Tennessee, announced today that Peoples First Corporation and Guaranty Federal Savings Bank have entered into a definitive merger agreement.

Under the terms of the merger agreement, Peoples First Corporation will acquire all of the outstanding shares of Guaranty Federal Savings Bank and Guaranty Federal Savings Bank stockholders would receive between 2.3769 shares and 2.9051 shares of Peoples First Corporation common stock for each of the 114,000 outstanding shares of Guaranty Federal Savings Bank. The exact exchange ratio will be determined based on Peoples First Corporation's average common stock price during a period prior to the date of the merger closing. The most recent reported price for Peoples First Corporation common stock was $23.50 per share. The transaction is currently valued at $6.6 million. Guaranty Federal Savings Bank has two offices in Clarksville, Tennessee with total assets of approximately $54.6 million as of December 31, 1995.

To facilitate the merger, Guaranty Federal Savings Bank has granted to Peoples First Corporation an option to purchase about 20 percent of Guaranty Federal Savings Bank's outstanding shares in certain circumstances. Consummation of the merger, expected to occur in the third quarter of 1996, is subject to a number of conditions including approval of Guaranty Federal Savings Bank stockholders and various regulatory agencies, as well as the range of Peoples First Corporation's stock price.

Mr. Lippert stated, "We are very pleased that this growing organization will be a part of our expanding efforts to serve the financial services needs of our region. We look forward to working with their management team to meet the residential and consumer borrowing needs of customers in both Western Kentucky and Northwestern Tennessee.

Mr. R. Keith Bennett, Chief Executive Officer of Guaranty Federal Savings Bank stated, "Our affiliation with Peoples First Corporation will enable us to continue to expand our array of financial services to customers in our growing market. We plan to continue to deliver friendly, professional and efficient customer service with our current staff, management and board of directors. We look forward to our affiliation with Peoples First Corporation and believe the transaction will benefit both organizations and the communities we serve."

Peoples First Corporation conducts a complete range of commercial and personal banking activities. The Company's common stock trades on the Nasdaq Stock Market under the symbol "PFKY".
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SIGNATURE
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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on February 21, 1996.

                                        PEOPLES FIRST CORPORATION

                                        By: /s/ Allan B. Kleet

                                        Allan B. Kleet
                                        Principal Accounting Officer







































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